Exhibit 99.1

Highlands Bankshares, Inc. (OTCBB: HBSI) announces its results of operations for the year ended December 31, 2006.

Highlands Bankshares’ 2006 operations produced annual net income of $4,515,000, or $3.14 per share of common stock. This compares to income of $3,802,000 for the year ended December 31, 2005, an increase of 18.75%, and, for the third consecutive year, represents record net income for the company. Assets at December 31, 2006 were $357,136,000, an increase of 5.85% over assets of $337,573,000 at the end of 2005. Total shareholders’ equity at December 31, 2006 was $37,076,000.

Income for the year produced a return on average assets (ROAA) of 1.32% and a return on average equity (ROAE) of 12.67% compared to an ROAA of 1.21% and an ROAE of 11.53% achieved during 2005.

Income for the fourth quarter of 2006 income was $1,154,000 compared to income of $1,092,000 for the same quarter a year ago. Income for the quarter produced an ROAA of 1.29% and an ROAE of 12.41%. This compares to an ROAA of 1.31% and an ROAE of 12.72% during the final quarter of 2005.

During 2006, Highlands paid dividends to its shareholders totaling 94 cents per share, an increase of 14.63% compared to dividends paid to shareholders in 2005. On January 9, 2007, the Company announced a dividend of 25 cents per share payable on February 15, 2007 to shareholders of record February 1, 2007.

Commenting on the 2006 results, Butch Porter, President and Chief Executive Officer said, “I am very happy to announce our third straight year of record annual income. After seeing a decline in income from 2002 to 2003, Highlands has continued to increased income in the years since. I am especially pleased with our continued elevated levels of return on assets and return on equity.”

Porter continued, “During 2006 the Company experienced solid asset growth, especially in loans, with balances of loans outstanding increasing $22.8 million from December 31 of 2005 to December 31 of 2006. This increase, coupled with our efforts at better asset and liability management contributed to a 13.76% increase in net interest income. In addition, Highlands experienced satisfying growth in non-interest income.”

Porter also took the opportunity to thank the employees and customers of Highlands Bankshares by saying, “The employees of Highlands and its subsidiaries deserve congratulations for a job well done during 2006. We would also like to thank our customers for their business and we look forward to continuing to serve their banking needs.”

Highlands Bankshares Inc. is a financial holding company operating 11 banking locations in West Virginia and Virginia through its two wholly owned subsidiary banks, The Grant County Bank and Capon Valley Bank, and insurance services through its wholly owned subsidiary HBI Life Insurance Company.

As of January 26, 2007, Smith Elliott Kearns & Company, LLC, Highlands’ Registered Independent Certified Public Accounts, had not issued an opinion letter relating to its audit of Highlands’ 2006 results of operations or balance sheet as of December 31, 2006. Therefore, the results of operations for 2006 and asset, liability and capital totals for December 31, 2006 contained in the text above should not be construed as audited results. Certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.